EXHIBIT 5.1


                         The Law Offices of Jesse Cortez
                                  Jesse Cortez
                                 Attorney at Law
                          Bank West of Nevada Building
                             440 W. Sahara Boulevard
                             Fourth Floor, Suite 440
                             Las Vegas, Nevada 89102
                   Office: (702) 248-0799 Fax: (702) 248-1501


LICENSED IN CALIFORNIA ONLY

August 22, 2003

21st Century Technologies, Inc.

Re: Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

     I have acted as counsel 21st Century Technologies, Inc (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 12,000,000 shares of the Company's common stock, .001 par value, (the "Common Stock"), issuable pursuant to the Company's Advisory and Consultants Agreement, (the "Plan").

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ JESSE CORTEZ
________________
    Jesse Cortez